                                                                    Exhibit 3.10

                                  CORRECTION

The Schedule 14D-9 previously sent to the stockholders of ARS inadvertently omitted the numerical chart presented below the performance graph. This page is provided in substitution for the previous page B-11.



                               PERFORMANCE GRAPH

  The following graph compares the percentage change in the market value of the Company's Common Stock to the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Standard & Poor's 500 Stock Index ("S&P 500 Index"), the Company's Current MG Industry Group 059-- Plumbing, Heating and Air Conditioning index published by Medial General Financial Services, Inc. (the "Current Industry Index") and the Company's previous MG Industry Group 636--General Contractors index published by Medial General Financial Services, Inc. (together with the Current Industry Index, the "Industry Indexes") for the period from September 25, 1996, the date immediately following the date of the IPO to December 31, 1998, assuming the investment of $100 on September 25, 1996 and the reinvestment of all dividends since that date to December 31, 1998.


                       [PERFORMANCE CHART APPEARS HERE]

                   9/25/96         12/31/96        12/31/97        12/31/98
ARS                 100.00           150.69           86.61          18.06
MG Group 059        100.00           115.14          131.50         147.76
MG Group 636        100.00           107.39           86.07          60.87
S&P Composite       100.00           108.34          144.48         185.77



Source: Media General Financial Services, Inc.

  The performance of the Company's Common Stock reflected above is not necessarily indicative of future performance of the Common Stock. The total return on investment for the period shown for the Company, the S&P 500 Index, and the Industry Indexes is based on the stock price or composite index at September 25, 1996.

  The performance graph appearing above shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Security Exchange Act of 1934, as amended (the "Exchange Act"), and shall not be deemed filed under either of such Acts except to the extent that the Company specifically incorporates this information by reference.

                                     B-11